Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Dell Inc.’s Annual Report on Form 10-K for the year ended January 30, 2009. We also consent to the incorporation by reference in this Registration Statement of our report dated June 30, 2008 relating to the financial statements, which appears in the Annual Report of the Dell Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
March 26, 2009